FIRST AMENDMENT
TO THE
WORLD ACCEPTANCE CORPORATION
2005 STOCK OPTION PLAN

This First Amendment to the World Acceptance Corporation 2005 Stock Option Plan is made and entered into effective as of January 1, 2008.

WHEREAS, World Acceptance Corporation ("Company") adopted the World Acceptance Corporation 2005 Stock Option Plan, effective August 1, 2005, attached hereto as Exhibit A and incorporated herein by reference ("Plan"); and

WHEREAS, in response to the enactment of Internal Revenue Code Section 409A, the Company has determined that the Plan should be amended to clarify that the Plan is intended to qualify for the exemptions from the application of Section 409A for ISOs under Treasury Regulation Section 1.409A-1(b)(5)(ii), NQOs under Treasury Regulation Section 1.409A-1(b)(5)(i)(A), and restricted Stock under Treasury Regulation Section 1.409A-1(b)(6), and to clarify that the Plan provides for no feature for the deferral of compensation.

NOW, THEREFORE, the Plan is hereby amended as follows.

1. Section 2.6 of the Plan is amended to read as follows:

2.6 Repricing. Except for adjustments pursuant to Section 5.2(e) (relating to the adjustment of shares), the Exercise Price for any outstanding Option granted hereunder may not be decreased after the date of grant, nor may an outstanding Option granted hereunder be surrendered to the Company as consideration for the grant of a new Option with a lower exercise price.

2. Section 3.6 of the Plan is amended to read as follows:

3.6 Repricing. Except for adjustments pursuant to Section 5.2(e) (relating to the adjustment of shares), the Exercise Price for any outstanding Option granted hereunder may not be decreased after the date of grant, nor may an outstanding Option granted hereunder be surrendered to the Company as consideration for the grant of a new Option with a lower exercise price.

3. Section 5.2(e) of the Plan is amended to read as follows:

(e) In the event of a corporate transaction involving the Company (including, without limitation, any stock dividend, stock split, extraordinary cash dividend, recapitalization, reorganization, merger, consolidation, split-up, spin-off, combination or exchange of shares), the Committee shall adjust Awards to preserve the benefits or potential benefits of the Awards. Action by the Committee shall include, as appropriate: (i) adjustment of the number and kind of shares which may be delivered under the Plan; (ii) adjustment of the number and kind of shares subject to outstanding Awards; (iii) adjustment of the Exercise Price of outstanding Options; and (iv) any other adjustments that the Committee determines to be equitable and consistent with the provisions of Treasury Regulation Section 1.409A-1(b)(5)(v).

4. Section 5.5 of the Plan is amended to read as follows:

5.5 Grant and Use of Awards. In the discretion of the Committee, a Participant may be granted any Award permitted under the provisions of the Plan, and more than one Award may be granted to a Participant. Subject to the overall limitation on the number of shares of Stock that may be delivered under the Plan, the Committee may use available shares of Stock as the form of payment for compensation, grants or rights earned or due under any other compensation plans or arrangements of the Company or a Subsidiary, including the plans and arrangements of the Company or a Subsidiary assumed in business combinations.

5. Section 5.6 of the Plan is amended to read as follows:

5.6 Dividends and Dividend Equivalents. An Award (including without limitation an Option) may provide the Participant with the right to receive dividend payments or dividend equivalent payments with respect to Stock subject to the Award (both before and after the Stock subject to the Award is earned, vested, or acquired), which payments shall be made currently, and may be settled in cash or Stock, as determined by the Committee.

6. Section 5.7 of the Plan is amended to read as follows:

5.7 Settlement of Awards. The obligation to make payments and distributions with respect to Awards may be satisfied through cash payments or the delivery of shares of Stock, or any combination thereof as the Committee shall determine. Satisfaction of any such obligations under an Award, which is sometimes referred to as “settlement” of the Award, shall not be subject to any conditions, restrictions or contingencies.

7. Section 6(b) is deleted in its entirety.

8. Section 7.2(b) of the Plan is amended to read as follows:

(b) To the extent that the Committee determines that the restrictions imposed hereby preclude the achievement of the material purposes of the Awards in any applicable jurisdiction, the Committee will have the authority and discretion to modify those restrictions as the Committee determines to be necessary or appropriate to conform to applicable requirements or practices of such jurisdictions. Specifically, and without limiting the foregoing, Awards under this Plan are intended to be exempt from the provisions of Section 409A of the Internal Revenue Code and all regulations and rules promulgated thereunder. Notwithstanding any other provision herein, the Committee and the Board shall have the authority to revise any of the terms and provisions hereof to the extent necessary to cause Awards to be exempt from Section 409A and all regulations and rules promulgated thereunder.

9. Section 9(c) of the Plan is amended to read as follows:

(c) Change in Control. The term “Change in Control” means a “change in control event” as defined in Treasury Regulation Section 1.409A-3(i)(5).

10. Section 9(f) of the Plan is amended to read as follows:

(f) Fair Market Value. For purposes of determining the “Fair Market Value” of a share of Stock as of any date, the following rules shall apply:

(i) If the principal market for the Stock is a national securities exchange or the Nasdaq stock market, then the “Fair Market Value” as of that date shall be the closing price of the Stock on the immediately preceding date on the principal exchange or market on which the Stock is then listed or admitted to trading.

(ii)  If sale prices are not available or if the principal market for the Stock is not a national securities exchange and the Stock is not quoted on the Nasdaq stock market, then the “Fair Market Value” as of that date shall be determined in good faith by the Committee using a reasonable application of a reasonable valuation method consistent with the requirements of Treasury Regulation Section 1.409A-1(b)(5)(iv)(B).

(iii) If the immediately preceding date is not a business day, and as a result, clause (i)  above is inapplicable, the Fair Market Value of the Stock shall be determined as of the next earlier business day.

11. Section 9(h) of the Plan is amended to read as follows:

(h) Stock. The term “Stock” shall mean shares of common stock of the Company that satisfy the requirements of Treasury Regulation Section 1.409A-1(b)(5)(iii).

12. Capitalized terms used but not defined herein shall have the same definitions given to them under the Plan.

13. Notwithstanding anything to the contrary in the Plan, no Award or Plan provision shall be construed as providing a Participant with a right to defer payment of an Award or as a feature for the deferral of compensation.

14. The Plan shall remain in full force and effect as modified by the terms of this amendment.

IN WITNESS WHEREOF, the Company has executed this First Amendment to the Plan this _____ day of _____________, 2007.

WORLD ACCEPTANCE CORPORATION

By:

A. Alexander McLean, III, CEO